Exhibit 99.1

Anthem’s Board Welcomes Susan Dodson DeVore as New Director

INDIANAPOLIS – August 4, 2021 – The Board of Directors of Anthem, Inc. (NYSE: ANTM) announced that Susan Dodson DeVore has joined the Board.

Ms. DeVore’s decades of leadership in the healthcare and financial industries demonstrates her focus to create and develop solutions that promote the efficiency and sustainability of healthcare models.

Ms. DeVore recently retired after more than a decade as Chief Executive Officer and Director of Premier, Inc., which operates as a healthcare supply chain, technology and performance improvement company serving over 4,100 hospitals and health systems and 200,000 other providers of healthcare. Under her leadership, Premier had a successful initial public offering and has been publicly recognized for its ethical practices, technology innovations, quality of overall performance improvement consulting, and work environment.

Ms. DeVore also has over twenty years of finance, strategy and health care consulting experience, including as Partner and Region Leader for the Health Care Consulting Practice at Ernst & Young. She has been named multiple times to Modern Healthcare’s 100 Most Influential People and Top 25 Women in Healthcare lists. Ms. DeVore currently serves on the board of UNUM Group and previously chaired the Healthcare Leadership Council and co-chaired the National Academy of Medicine’s Value and Science Driven Health Care Collaborative.

“We are pleased to welcome Susan to our Board of Directors,” said Elizabeth Tallett, Chair, Anthem Board of Directors. “Her leadership in driving innovation through collaborations with healthcare providers and other key stakeholders will provide valuable insights to our Board as the Company continues to pursue its purpose of improving the health of humanity.”

About Anthem, Inc.

Anthem is a leading health benefits company dedicated to improving lives and communities, and making healthcare simpler. Through its affiliated companies, Anthem serves more than 117 million people, including more than 44 million within its family of health plans. We aim to be the most innovative, valuable and inclusive partner. For more information, please visit www.antheminc.com or follow @AnthemInc on Twitter.

Investor Relations:

Stephen Tanal

Stephen.tanal@anthem.com

Media Relations:

Michelle Vanstory

Michelle.vanstory@anthem.com